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                                                                    EXHIBIT 99.1

                              CAUTIONARY STATEMENT
                      REGARDING FORWARD-LOOKING STATEMENTS


STOCKWALK GROUP, INC. intends to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 (the "Act") and is filing this cautionary statement in connection with such safe harbor legislation.

Our Form 10-K, any Form 10-Q or Form 8-K filed by us or any other written or oral statements made by or on our behalf may include "forward-looking statements" as defined in the Act. The words "believe," "expect," "anticipate," "intend," "estimate," "forecast," "project" and similar expressions identify such forward-looking statements. Forward-looking statements reflect our current views with respect to future events and financial performance, and investors are cautioned that any such forward-looking statements are subject to uncertainties and other factors that could cause actual results to differ materially from such statements. These uncertainties and other factors include, but are not limited to, the factors listed below (many of which have been discussed in our filings with the Securities and Exchange Commission).

Although we have attempted to identify important factors, new factors emerge from time to time, and it is not possible for management to predict all of such factors, nor can we assess the impact of each such factor on our business, or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Investors are further cautioned not to place undue reliance on such forward-looking statements because such statements reflect our views only as of the date the statement was made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

COMPANY RISKS

We currently are not able to meet financial obligations

At September 30, 2001 our liabilities exceeded our assets by $27.3 million. The $32.4 million of outstanding commercial paper has maturities not exceeding 270 days. If we cannot satisfy our creditors through an agreed upon plan, our creditors could force us to commence bankruptcy proceedings.

We may lose customer accounts

Many of our customers that purchased our financial securities may experience direct financial losses. Other customers may have losses or damages resulting directly or indirectly from having their accounts frozen or portions of their accounts inaccessible. Beginning November 1, 2001, our clearing firm, Southwest Clearing Corporation, began transferring customer accounts, at the customer's request, to other firms. As of November 9, 2001 1,700 of our 91,000 customer accounts were transferred from Southwest Clearing Corporation. The loss of customers has a direct impact on commissions earned and reduces our base for future placements of underwriting issues.

Our success depends on the retention of skilled account executives

Many of our key brokers have been recruited by other firms during and after the commencement of the SIPC liquidation of MJK Clearing, Inc. Many of these brokers owned our common stock, commercial paper, convertible notes or secured demand notes and have experienced financial uncertainty. We have increased the broker future commissions payouts and reduced ticket fees in an attempt to prevent the loss of our key brokers. However, our inability to retain our brokers could materially and adversely affect our business, financial condition and operating results.

We may face increased litigation

We may be subject to legal proceedings commenced by investors who experienced financial losses from the purchase of our common stock, commercial paper, convertible notes, and secured demand notes.

We may lose market listing of our securities

Presently our common stock is listed for trading on the NASDAQ/NMS. Our convertible notes are listed on the American Stock Exchange. Our present financial status will not support continued listing of our securities in these markets. De-listing of our securities could adversely affect the ability of the investor to liquidate their investment.

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We experienced overall losses in recent operating periods, and these losses may continue

We experienced an after-tax loss of $8.1 million for the fiscal year ended March 31, 2001 and a $108.1 million loss for the six months ended September 30, 2001.

We expect significant fluctuations in our quarterly operating results

         We expect significant fluctuations in future quarterly operating results, which may be caused by the following factors:

     o    changes in trading volume in the securities markets;

     o    trends in the securities markets;

     o changes in our pricing policies or in our competitors' pricing policies; and

     o changes in the level of operating expenses to support projected growth.

Due to the factors listed above, quarterly revenue and operating results are difficult to forecast. As a result, comparing our period-to-period operating results may not be meaningful, and results of operations from prior periods may not be indicative of future results. Fluctuations in quarterly operating results could adversely affect the market value of our common stock.

Our failure to comply with net capital requirements could result in termination of our business

Securities broker-dealers are subject to stringent rules with respect to the maintenance of specific levels of net capital. Generally, net capital is the measure of a broker-dealer's readily available liquid assets, reduced by its total liabilities other than approved subordinated debt. If our broker-dealer subsidiaries fail to maintain required net capital levels, we may be subject to suspension or revocation of our license, which could ultimately lead to our liquidation. If the net capital rules are changed or expanded, or if we incur an unusually large charge against net capital, we might be required to limit or discontinue those portions of our business. A large operating loss or charge against net capital could adversely affect our ability to expand or even maintain our present levels of business. Failure to meet our regulatory minimum net capital requirements could require us to cease business.

We may incur significant losses from our trading and investment activities due to market fluctuations and volatility

We generally maintain trading and investment positions in the fixed income and equity markets. To the extent that we own securities (have long positions) in any of those markets, a downturn in those markets could result in material losses from a decline in the value of those long positions. Conversely, to the extent that we have sold securities that we do not own (have short positions) in any of those markets, an upturn in those markets could expose us to potentially unlimited losses as we attempt to cover our short positions by acquiring assets in a rising market. We may from time-to-time have a trading strategy consisting of holding a long position in one asset and a short position in another, from which we expect to earn revenues based on changes in the relative value of the two assets. If, however, the relative value of the two assets changes in a direction or manner that we did not anticipate, or against which we are not hedged, we might realize a loss in those paired positions. In addition, we maintain trading positions that can be adversely affected by the degree to which trading prices fluctuate over a particular period, in a particular market, regardless of market levels.

Our success depends upon the services of key personnel

We rely heavily upon the personal efforts and abilities of Eldon C. Miller, David B. Johnson, and John E. Feltl. The loss of services of any of these individuals likely would materially and adversely affect our business, financial condition and operating results.

We cannot guarantee that we will be able to retain existing personnel and attract and retain additional personnel to support the growth of our business

Our success is dependent upon our ability to retain and hire highly skilled personnel. We face intense competition from other broker-dealers in hiring experienced and licensed personnel. Additionally, we face a tight and expensive employment market in general, particularly for brokers. We cannot assure you that we will be able to retain such personnel or hire and retain additional qualified and skilled personnel.

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Our management exercises substantial control over our business

As of September 30, 2001, our directors and executive officers beneficially owned, in the aggregate, approximately 19,848,240 shares of our common stock, representing approximately 63.4% of our common stock outstanding. Eldon C. Miller, David B. Johnson, Paul R. Kuehn, Stanley D. Rahm, John E. Feltl and John
C. Feltl directly or indirectly own approximately 59.0% of our common stock. Accordingly, these people will substantially control matters requiring approval of our shareholders, including, but not limited to, the election of persons to our Board of Directors.

We may require more capital, and we cannot guarantee that we will obtain additional financing to meet future capital needs

Each of our broker-dealer subsidiaries is required to maintain certain minimum regulatory capital amounts. We cannot assure you that additional financing will be available when needed on terms favorable to us, if at all. If adequate funds are not available on acceptable terms, we may be forced to slow our growth plan and unable to take advantage of future opportunities or respond to competitive pressures or unanticipated requirements. Our inability to do so could materially and adversely affect our business, financial condition and operating results.

Employee misconduct is difficult to detect and could harm our business

We run the risk that employee misconduct could occur, including binding us to transactions that exceed authorized limits or present unacceptable risks, or hiding unauthorized or unsuccessful activities. This type of misconduct could result in unknown and unmanaged losses. Employee misconduct could also involve the improper use of confidential information, which could result in the loss of confidential and proprietary information, regulatory sanctions or harm to our reputation. We may not be able to detect, deter or prevent any of these types of employee misconduct.

Our common stock price may be volatile

The market price of our common stock could fluctuate significantly in response to quarterly operating results and other factors, including many over which we have no control and that may not be directly related to us. The stock market has from time-to-time, including recently, experienced extreme price and volume fluctuations, which have often been unrelated or disproportionate to the operating performance of particular companies. These fluctuations could adversely affect our ability to raise capital through future equity financings. The average daily trading volume for the past quarter was 26,200 shares. As a result, relatively small reported trades may have a disproportionate effect the market price of our stock.

Certain provisions of Minnesota law, and the fact that we are authorized to issue preferred stock, could affect the voting power and rights of holders of our common stock

Our authorized and un-issued capital stock includes 50,000,000 undesignated shares. The Board of Directors, without any action by our shareholders, may designate and issue the undesignated shares in such classes and series as it deems appropriate, and to establish the rights, preferences and privileges of such shares, including dividends, liquidation and voting rights. No shares of preferred stock or other senior equity securities are currently designated, and there is no current plan to designate or issue any such securities. The issuance of such shares may deprive current shareholders of the ability to sell their shares at a premium over any market price or adversely affect the voting power and other rights of holders of our common stock.

Our Articles of Incorporation and Bylaws do not contain any anti-takeover provisions. However, we are subject to certain provisions of the Minnesota Business Corporation Act, which may inhibit certain changes of control. These laws could have the effect of discouraging an attempt to acquire control of our corporation and limit the price of our securities. See "Description of Company Securities - Minnesota Anti-Takeover Law."

We do not expect to pay dividends in the foreseeable future

We intend to retain all earnings in the foreseeable future for our continued growth and, thus, do not expect to declare or pay any cash dividends in the foreseeable future. Additionally, our ability to pay dividends in the future may be restricted by our brokerage subsidiaries' obligations to comply with the net capital rules applicable to broker-dealers.

SECURITIES INDUSTRY RISKS

Unpredictable economic and market conditions cause uncertainty in the securities industry


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The securities business is, by its nature, subject to various risks, particularly in volatile or illiquid securities markets, including the risk of losses resulting from the underwriting or ownership of securities, customer fraud, employee errors and misconduct, failures in connection with the processing of securities transactions and litigation. Our business and its profitability is affected by many factors, including the following:

     o    the volatility and price level of the securities markets;

     o    the volume, size and timing of securities transactions;

     o    the demand for investment banking services;

     o    the level and volatility of interest rates;

     o    the availability of credit; and

     o legislation affecting the business, financial communities, and the economy in general.

Any one of the above factors could adversely affect our financial condition and operating results.

If stock prices decrease, or if trading volumes decrease, commissions and investment banking will decline

As we have recently seen, a market downturn generally leads to a decline in the volume of transactions that we execute for our customers and, therefore, to a decline in commission revenue. Similarly, unfavorable financial or economic conditions would likely reduce the number and size of transactions in which we provide underwriting, mergers and acquisitions advisory and other services. Our investment banking revenue, in the form of financial advisory and underwriting fees, are directly related to the number and size of the transactions in which we participate and would, therefore, be adversely affected by a sustained market downturn.

We perform underwriting, brokerage and trading services for small capitalization, emerging and start-up companies, whose securities may be particularly volatile and subject to greater risks than larger, established companies

A large portion of our business focuses on the underwriting, brokerage and trading of securities of small capitalization, emerging and start-up companies, which may be subject to greater risks than the equity markets as a whole and, consequently, may be marketable to only a limited segment of the investing public. We believe that many small capitalization, emerging and start-up companies have significant potential for growth, although such companies generally have limited product lines, markets, market shares and financial resources, and their securities may trade less frequently and in more limited volume than those of more established companies. Additionally, in recent years, the stock market has experienced a high degree of price and volume volatility for the securities of many small capitalization, emerging and start-up companies. In particular, small capitalization, emerging and start-up companies that trade in the over-the-counter market have experienced wide price fluctuations not necessarily related to the operating performance of such companies.

Our investment banking activities subject our capital to risks

The potential risks of our investment banking activities include market, credit and liquidity risks, which risks arise primarily when underwritten securities cannot be resold, for any reason, at anticipated price levels. Further, under applicable securities laws and court decisions regarding underwriters' liability and limitations on indemnification by issuers, an underwriter may be exposed to substantial claims by securities purchasers or sellers arising out of public and private offerings of equity and debt instruments.

We are subject to increasing governmental and organizational regulation

Our business, and the securities industry generally, is subject to extensive regulation at both the federal and state levels. In addition, self-regulatory organizations, such as the NASD, require strict compliance with their rules and regulations. Among other things, these regulatory authorities impose restrictions on sales methods, trading practices, use and safekeeping of customer funds and securities, record keeping and the conduct of principals and employees. The extensive regulatory framework applicable to broker-dealers, the purpose of which is to protect customers and the integrity of the securities markets, imposes significant compliance burdens on us. Failure to comply with any of the laws, rules or regulations of any independent, state or federal regulatory authority could result in a fine, injunction, suspension or expulsion from the industry, which could materially and adversely impact us. Furthermore, amendments to existing state or federal statutes and regulations or the adoption of new statutes and regulations could require us to alter our methods of operation at costs which could be substantial.

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We are subject to an increased risk of legal proceedings

Many aspects of our business involve substantial risks of potential liability and regulatory enforcement by state and federal regulators. Additionally, participants in the securities industry face an increasing risk of litigation and arbitration proceedings. Underwriters and selling agents may be liable if they make material misstatements or omit material information in prospectuses and other communications regarding underwritten offerings of securities. Dissatisfied customers regularly make claims against securities firms and stockbrokers for fraud, unauthorized trading, suitability, churning, mismanagement and breach of fiduciary duty. We cannot assure you that these types of proceedings will not materially and adversely affect us. Further, while certain legal proceedings may be settled or otherwise resolved without a material adverse economic effect on us, those proceedings may still result in adverse publicity, which could affect our operations.

The SIPC liquidation of MJK Clearing, Inc. and its effects on customers, investors and creditors increases our exposure to future litigation.

The NASDAQ market continues to implement reforms to monitor trading, which could cause increased compliance requirements and costs

NASD, the trade organization supervising the NASDAQ market, conducts policing of NASDAQ-listed companies. In recent years, the NASD boosted its internal compliance and monitoring programs. In addition, loosened restrictions on relationships between financial institutions and securities firms are leading to increased competition and consolidation in the industry. We face the risk that the NASD will implement further changes. For example, if the NASD's regulatory unit, NASD Regulation, Inc. ("NASDR"), combines with the New York Stock Exchange regulatory unit, we could face additional compliance requirements. We cannot fully anticipate the effects of any further NASDAQ restructuring on our operations. The cost of compliance with any new rules, regulations and procedures instituted by the NASDR could be significant. Increased compliance costs or our inability to attain or maintain the listing of underwriting clients on the NASDAQ system could adversely affect our performance.

We face substantial competition within the securities industry

In all aspects of our business, and at both the national and regional level, we compete with numerous other securities firms, commercial banks, investment banking firms, insurance companies, asset management firms, trust companies and others. Our competitors have substantially greater access to capital and other resources not available to us. In addition, many of these competitors offer a wider range of services and financial products than we do and possess greater name recognition and more extensive customer bases than we do. These competitors may be able to respond more quickly to new or changing opportunities, technologies and customer requirements. These competitors may also be able to undertake more extensive promotional activities and offer more attractive terms and prices to their customers, possibly even sparking a price war within the brokerage business. Finally, current and potential competitors may continue to establish cooperative relationships among themselves or with third parties to enhance their services and products. Accordingly, it is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share. Following the events of the SIPC liquidation of MJK Clearing, Inc. our brokers have been recruited by our competition.

The general financial success of companies within the securities industry over the past several years, and the elimination of barriers between financial institutions and securities firms through the Gramm-Leach-Bliley Act, is expected to continue to attract new competitors to the industry, including banks, insurance companies, providers of online financial and information services and others, as such companies expand their product lines. Many of these companies now offer their customers certain corporate and individual financial services traditionally provided by securities firms. Due to the current trend toward consolidation in the securities industry, our competitors' success in attracting and retaining customers drawn to the convenience of one-stop shopping could adversely affect our business and our ability to grow.

We cannot assure you that we will be able to compete effectively with current or future competitors. Likewise, we cannot assure you that the competitive pressures we face will not materially or adversely affect our business, financial condition and operating results.

Losses due to customer fraud could adversely affect our business

We are exposed to potential losses resulting from fraud and other misconduct by customers, such as fraudulent trading (including access to legitimate customer accounts, or the use of a false identity to open an account) or the use of forged or counterfeit checks for payment. These types of fraud may be difficult to prevent or detect. We may not be able to recover the losses caused by these activities. Any of these losses could materially and adversely affect our business, financial condition and operating results.